EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
PetMed Express, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form S-8 of our report dated May 31, 2007, relating to the March 31, 2007, 2006, and 2005 financial statements which appears in the Annual Report on Form 10-K of PetMed Express, Inc. for each of the years ended March 31, 2007, 2006, and 2005, and our report dated May 31, 2007 on management's assessment of the effectiveness of internal control over financial reporting, as filed with the Securities and Exchange Commission which appear in such Prospectus. We also consent to the reference to our Firm under the caption "Experts".


/s/ GOLDSTEIN GOLUB KESSLER LLP
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GOLDSTEIN GOLUB KESSLER LLP
New York, New York

August 7, 2007